Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Superior Group of Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.001 par value per share	Rule 457(c) and 457(h)	2,000,000 (2)	$14.96(3)	$29,920,000	0.0000927	$2,773.58
Total Offering Amount				—	$29,920,000	—	$2,773.58
Total Fees Previously Paid				—	—	—	—
Total Fee Offsets (4)				—	—	—	—
Net Fee Due				—	—	—	$2,773.58

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall cover any additional shares of Superior Group of Companies, Inc.’s (the “Registrant”) common stock that become issuable under the Superior Group of Companies, Inc. 2022 Equity Incentive and Awards Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction which results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2)	Represents shares of the Registrant’s common stock issuable upon awards outstanding under the Plan.

(3)

Estimated in accordance with Rule 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee for the shares reserved under the Plan, on the basis of the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Market on May 10, 2022.

(4)	The Registrant does not have any fee offsets.